NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED MARCH 31, 2009

Wooster, Ohio (May 20, 2009) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net income for the fiscal year ended March 31, 2009 of $1.9 million or $0.64 per diluted share, compared to net income of $2.0 million, or $0.65 per diluted share for the fiscal year ended March 31, 2008.  The decrease in net income for the fiscal year was primarily due to an increase in the provision for losses on loans, a decrease in non interest income and increases in non interest expense, partially offset by increased net interest income and a decrease in federal income tax expense.

Net interest income increased $986,000 for fiscal 2009 compared to fiscal 2008.  Interest income decreased $1.5 million during fiscal 2009 from fiscal 2008, mainly due to prime rate and general interest rate decreases in fiscal 2009, partially offset by a shift in balance sheet composition from lower yielding investment securities toward higher yielding commercial real estate loans and mortgage-backed securities.  Interest expense decreased $2.5 million during fiscal 2009 from fiscal 2008 as a result of decreased rates paid on deposits and a decrease in deposit balances, partially offset by increases in both short term borrowings and advances from the Federal Home Loan Bank of Cincinnati.  Non interest income decreased $157,000, mainly due to the absence of the receipt of a $115,000 non-recurring prepayment penalty associated with a paid off commercial loan relationship and a $25,000 gain resulting from the required redemption of VISA USA stock following VISA’s initial public offering that were recorded in the 2008 fiscal year, partially offset by a $49,000 increase in gains on the sale of mortgage loans.

The provision for losses on loans totaled $1,068,000 for fiscal 2009, an increase of $834,000 from the $234,000 provision recorded in fiscal 2008, based primarily on an increase in non-performing loans and on management’s evaluation of the delinquency trend in the overall portfolio, growth in the commercial loan portfolio and economic conditions in our market area.  Non-performing loans increased to $5.0 million, or 1.97% of net loans at March 31, 2009, compared to $1.9 million or 0.77% of net loans at March 31, 2008.  The increase in non-performing loans was comprised primarily of one commercial loan secured by real estate collateral totaling $2.8 million that has experienced payment difficulties and was placed on non-accrual during the year ended March 31, 2009.  Management has evaluated this loan for specific impairment, including obtaining a new appraisal, and made the necessary specific provision to reflect potential impairment.   This loan is in the workout process, and based on current information, management expects that the adjusted carrying value of the loan will be realized.

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Non interest expense for fiscal 2009 increased by $129,000 or 1.3%.  Compensation expense only increased $12,000, or 0.2%, due to more efficient staffing of operations combined with the absence of severance expenses recognized during the fiscal 2008 period associated with a restructuring of operations.  Real estate owned expense increased $157,000 mainly due to valuation charges taken against three properties to reflect pricing conditions in the Company’s market area and the absence of a $31,000 gain on the sale of foreclosed real estate properties in the fiscal 2008 period. Federal deposit insurance premiums increased by $83,000 due to scheduled rate increases and the absence of credits used to offset premiums in previous periods.  The Company expects that such premiums will continue to increase during the remaining portion of 2009, particularly in light of proposed special assessments.  Franchise tax expense increased $65,000 due to refund claims filed in the fiscal 2008 period relating to prior years’ amended returns.  Other operating expense decreased $195,000 mainly due to reductions in professional service fees associated with establishing compliance procedures in fiscal 2008 related to Section 404 of the Sarbanes-Oxley Act of 2002.   Federal income tax expense decreased by $64,000 due to decreased pre-tax income.

For the fourth fiscal quarter ended March 31, 2009, net income was $147,000 or $0.05 per diluted share, compared to $448,000, or $0.16 per diluted share for the quarter ended March 31, 2008.  The decrease in net income was primarily due to increases in the provision for losses on loans and non interest expense and a decrease in non interest income, partially offset by increased net interest income and a decrease in federal income tax expense.

Net interest income increased $369,000 for the quarter ended March 31, 2009, compared to the quarter ended March 31, 2008.  Interest income decreased $440,000 during the 2009 quarter mainly due to market interest rate decreases.  Interest expense decreased $809,000 during the quarter mainly due to decreased balances and rates paid on certificates of deposit, partially offset by an increase in the balances of borrowed funds used to offset the loss of deposits.  The provision for losses on loans increased by $683,000 mainly due to the one commercial real estate loan discussed above.  Non interest income decreased $113,000, mainly due to the absence of the receipt of a non-recurring prepayment penalty of $115,000 that was realized in the 2008 period, partially offset by a $49,000 increase in gains on sales of mortgage loans.  Non interest expense increased $38,000 for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 primarily due to an increase of $76,000 in federal deposit insurance premiums due to a scheduled increase in premium rates and the absence of credits used to offset premiums in prior periods and a $157,000 increase in real estate owned expense as also discussed above, partially offset by the absence of severance expenses incurred as a result of a restructuring of operations during the 2008 period,.  Federal income tax expense decreased $164,000 as net income decreased for the 2009 period compared to the 2008 period.

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According to Phillip E. Becker, President and Chief Executive Officer, “over a year of difficult economic conditions have had an impact on Wayne Savings and all other financial institutions as reflected in asset quality measures and by factors such as increased federal deposit insurance premiums.  However, Wayne Savings continues to be profitable with a strong tangible capital position, is well capitalized for regulatory purposes and did not need to access funds under the TARP program.  The Company maintains its focus on the basics of a successful banking business.  These basics include pricing discipline in the face of significant competitive pressure, a focus on credit quality in both new originations and in the existing portfolio and the efficient administration of our non performing assets and relationships.  We believe that continuing our focus on these banking basics, along with continued emphasis on the control of non-interest expense, will be the foundation for enhancing shareholder value.”

At March 31, 2009, Wayne Savings Bancshares, Inc. reported total assets of $404.4 million, an increase of $2.8 million, or 1.0%, from total assets of $401.6 million at March 31, 2008.  Deposits decreased $8.2 million, or 3%, to $309.5 million from $317.7 million at March 31, 2008.   Stockholders’ equity at March 31, 2009 amounted to $34.4 million, or 8.51% of total assets, compared to $34.1 million, or 8.49% of total assets at March 31, 2008.  The increase in stockholders’ equity was mainly due to the addition of net income, partially offset by the payment of dividends.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	March 31, 2009	March 31, 2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$6,790	$13,063
Investment securities, net (1)	118,685	121,410
Loans receivable, net	254,326	242,255
Federal Home Loan Bank stock	5,025	4,892
Premises & equipment	7,553	8,012
Foreclosed assets held for sale, net	594	93
Other assets	11,448	11,859
TOTAL ASSETS	$404,421	$401,584

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$309,534	$317,731
Other short-term borrowings	10,154	7,287
Federal Home Loan Bank Advances	46,000	38,500
Accrued interest payable and other liabilities	4,320	3,962
TOTAL LIABILITIES	370,008	367,480

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,028	36,127
Retained earnings	12,726	12,450
Shares acquired by ESOP	(899)	(1,097)
Treasury Stock, at cost (974,618 and 969,627 shares at March 31, 2009 and
March 31, 2008, respectively)	(14,530)	(14,481)
Accumulated other comprehensive income	690	707
TOTAL STOCKHOLDERS' EQUITY	34,413	34,104

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$404,421	$401,584
(1) Includes held to maturity classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Interest income	$5,200	$5,640	$21,472	$22,958
Interest expense	2,062	2,871	9,321	11,793
Net interest income	3,138	2,769	12,151	11,165
Provision for loan losses	722	39	1,068	234
Net interest income after provision for loan losses	2,416	2,730	11,083	10,931
Noninterest income	433	546	1,733	1,890
Noninterest expense	2,749	2,711	10,407	10,247
Income before federal income taxes (credits)	100	565	2,409	2,574
Provision for federal income taxes (credits)	(47)	117	546	610
Net income	$147	$448	$1,863	$1,964

Earnings per share
Basic	$0.05	$0.16	$0.64	$0.65
Diluted	$0.05	$0.16	$0.64	$0.65

Dividends per share	$0.05	$0.12	$0.41	$0.48

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended March 31,

	2009	2008

Quarterly Results

Net Interest Income	$3,138	$2,769
Net Income	$147	$448
Earnings Per Share:
Basic	$0.05	$0.16
Diluted	$0.05	$0.16
Return on Average Assets (Annualized)	0.14%	0.45%
Return on Average Equity (Annualized)	1.69%	5.19%

	For the Twelve Months
	ended March 31,

	2009	2008

Year to Date Results

Net Interest Income	$12,151	$11,165
Net Income	$1,863	$1,964
Earnings Per Share:
Basic	$0.64	$0.65
Diluted	$0.64	$0.65
Return on Average Assets	0.46%	0.49%
Return on Average Equity	5.59%	5.69%

	March 31,	March 31,
	2009	2008

End of Period Data

Total Assets	$404,421	$401,584
Stockholders' Equity to Total Assets	8.51%	8.49%
Shares Outstanding	3,004,113	3,009,104
Book Value Per Share	$11.46	$11.33